AMENDED AND RESTATED

TRANSFER AGENT SERVICING AGREEMENT

THIS AMENDED AND RESTATED TRANSFER AGENT SERVICING AGREEMENT (the “Agreement”) is made and entered into as of July 30, 2018, by and between Robert W. Baird & Co. Incorporated, a Wisconsin corporation (the “Advisor”), Baird Funds, Inc., a Wisconsin corporation (the “Company”), and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

WHEREAS, the Company and USBFS entered into a Transfer Agent Servicing Agreement, dated the 15th day of August 2005.

WHEREAS, the Company is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of common stock in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, USBFS is, among other things, in the business of administering transfer and dividend disbursing agent functions for the benefit of its customers; and

WHEREAS, the Company desires to retain USBFS to provide transfer and dividend disbursing agent services to each series of the Company listed on Exhibit A hereto (as amended from time to time) (each a “Fund” and collectively, the “Funds”).

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBFS as Transfer Agent

The Company hereby appoints USBFS as transfer agent of the Company on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.  The services and duties of USBFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBFS hereunder.

2.	Services and Duties of USBFS

USBFS shall provide the following transfer agent and dividend disbursing agent services to the Funds:

A.
Receive and process all orders for the purchase, exchange, and/or redemption of shares in accordance with Rule 22c-1 under the 1940 Act, the applicable Fund prospectus (the “Prospectus”) and any written instructions provided by the Company, including without limitation, ensuring that orders received prior to the close of trading on the New York Stock Exchange (“NYSE”) on a business day are processed at the net asset value per share calculated as of such time and are segregated from orders received after the close of trading on the NYSE on that same business day, which will be processed at the net asset value per share calculated as of the close of trading on the NYSE on the next business day.

B.
Process purchase orders with prompt delivery, where appropriate, of payment and supporting documentation to the Company’s custodian, and issue the appropriate number of uncertificated shares with such uncertificated shares being held in the appropriate shareholder account.

C.
Arrange for the issuance of shares obtained through transfers of funds from Fund shareholders’ accounts at financial institutions and arrange for the exchange of shares for shares of other eligible investment companies, when permitted by the Prospectus.

D.	Process redemption requests received in good order and, where relevant, deliver appropriate documentation to the Company's custodian.

E.	Pay monies upon receipt from the Company 's custodian, where relevant, in accordance with the instructions of redeeming shareholders.

F.	Process transfers of shares in accordance with the shareholder's instructions, after receipt of appropriate documentation from the shareholder as specified in the Prospectus.

G.	Process exchanges between Funds and/or classes of shares of Funds both within the same family of funds and with the agreed upon Money Market Fund, if applicable.

H.
Prepare and transmit payments, or apply reinvestments for income dividends and capital gains distributions declared by the Company with respect to a Fund, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions.

I.	Serve as the Funds’ agent in connection with systematic plans including, but not limited to, systematic investment plans, systematic withdrawal plans, and systematic exchange plans.

J.	Make changes to shareholder records, including, but not limited to, address and plan changes (e.g., systematic investment and withdrawal, dividend reinvestment).

K.	Handle load and multi-class processing, including rights of accumulation and purchases by letters of intent in accordance with the Prospectus.

L.
Record the issuance of shares of each Fund and maintain, pursuant to Rule 17Ad-10(e) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a record of the total number of shares of each Fund which are authorized, issued and outstanding.

M.	Prepare shareholder meeting lists and, as necessary, mail, receive and tabulate proxies.

N.	Mail shareholder reports and Prospectuses and summary Prospectuses to current shareholders.

O.
Prepare and file U.S. Treasury Department Forms 1099 and other appropriate information returns required with respect to dividends, distributions or other payments made by the Funds to each shareholder.

P.
Provide shareholder account information upon request and prepare and mail confirmations and statements of account to shareholders for all purchases, redemptions and other confirmable transactions as agreed upon with the Company.

Q.	Provide information about the Funds and transactional and other services in response to telephone inquiries and requests from shareholders.

R.
Mail requests for shareholders’ certifications under penalties of perjury and pay on a timely basis to the appropriate federal authorities any taxes to be withheld on dividends and distributions paid by the Company, all as required by applicable federal tax laws and regulations.

S.
Provide a Blue Sky system that will enable the Company to monitor the total number of shares of each Fund sold in each state; provided that the Company, not USBFS, is responsible for ensuring that shares are not sold in violation of any requirement under the securities laws or regulations of any state.

T.	Answer correspondence from shareholders, securities brokers and others relating to USBFS’ duties hereunder within required time periods established by applicable regulation.

U.	Reimburse each Fund for all material losses resulting from “as of” processing errors for which USBFS is responsible in accordance with the “as of” processing guidelines set forth on Exhibit B hereto.

V.
Provide information to the Company at its request regarding accounts of shareholders who may be engaged in market timing or other disruptive trading activity, comply with the Company’s policies designed to deter market timing (as described in the Prospectus), and execute instructions from the Company to restrict or prohibit further purchases or exchanges of Fund shares by shareholders identified by the Company as having engaged in market timing or other disruptive trading activity.

W.	Calculate average assets held in shareholder accounts for purposes of paying Rule 12b-1 and/or shareholder servicing fees as directed by the Company or Advisor.

X.	Provide service and support to financial intermediaries including, but not limited to, trade placements, settlements, and corrections.

3.	Lost Shareholder Due Diligence Searches and Servicing

The Company hereby acknowledges that USBFS has an arrangement with an outside vendor to conduct lost shareholder searches required by Rule 17Ad-17 under the Securities Exchange Act of 1934, as amended.  Costs associated with such searches will be passed through to the Company as an out-of-pocket expense in accordance with the fee schedule set forth in Exhibit C hereto.  If a shareholder remains lost and the shareholder’s account unresolved after completion of the mandatory Rule 17Ad-17 search, the Company hereby authorizes vendor to enter, at its discretion, into fee sharing arrangements with the lost shareholder (or such lost shareholder’s representative or executor) to conduct a more in-depth search in order to locate the lost shareholder before the shareholder’s assets escheat to the applicable state.  The Company hereby acknowledges that USBFS is not a party to these arrangements and does not receive any revenue sharing or other fees relating to these arrangements.  Furthermore, the Company hereby acknowledges that vendor may receive up to 35% of the lost shareholder’s assets as compensation for its efforts in locating the lost shareholder.

4.	Anti-Money Laundering Program

USBFS has developed and implements written procedures designed to promote the detection and reporting of potential money laundering activity by monitoring certain aspects of shareholder activity as well as a program for verifying a customer’s identity, including beneficial owners for certain legal entity customers (collectively, the “Procedures”).  The Procedures have been established and implemented in accordance with the USA PATRIOT Act, the Bank Secrecy Act, and the rules and regulations thereunder.  Further, the Company has reviewed and considered the Procedures and determined that the Procedures, as part of the Company’s overall anti-money laundering program, are reasonably designed to prevent the Funds from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provisions of the USA PATRIOT Act, the Bank Secrecy Act, and the implementing regulations thereunder.

Based on this determination, the Company hereby instructs and directs USBFS to implement the Procedures on the Company’s behalf, as such may be amended or revised from time to time.  It is contemplated that these Procedures will be amended from time to time by the parties as additional regulations are adopted and/or regulatory guidance is provided relating to the Company’s anti-money laundering responsibilities.

USBFS agrees to provide to the Company:

(a)
Prompt written notification of any transaction or combination of transactions that USBFS believes, based on the Procedures, evidence money laundering activity in connection with the Company or any shareholder of the Fund;

(b)
Prompt written notification of any customer(s) that USBFS reasonably believes, based upon the Procedures, to be engaged in money laundering activity, provided that the Company agrees not to communicate this information to the customer;

(c)	Any reports received by USBFS from any government agency or applicable industry self-regulatory organization pertaining to USBFS’s anti-money laundering monitoring on behalf of the Company;

(d)	Prompt written notification of any action taken in response to anti-money laundering violations as described in (a), (b) or (c); and

(e)	Certified annual and quarterly reports of its monitoring and customer identification activities on behalf of the Company.

The Company hereby directs, and USBFS acknowledges, that USBFS shall (i) permit federal regulators access to such information and records maintained by USBFS and relating to USBFS’s implementation of the Procedures, on behalf of the Company, as they may request, and (ii) permit such federal regulators to inspect USBFS’s implementation of the Procedures on behalf of the Company.

5.	Compensation

USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit C hereto, effective January 1, 2018, (as amended from time to time).  USBFS shall also be reimbursed for such miscellaneous expenses as set forth on Exhibit C hereto as are reasonably incurred by USBFS in performing its duties hereunder. The Company shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute.  The Company shall notify USBFS in writing within 30 calendar days following receipt of each invoice if the Company is disputing any amounts in good faith.  The Company shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid, if any.  With the exception of any fee or expense the Company is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½% per month after the due date.

6.	Representations and Warranties

A.	The Company hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by the Company in accordance with all requisite action and constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(4)
A registration statement under the 1940 Act and the Securities Act of 1933, as amended, will be made effective prior to the effective date of this Agreement and will remain effective during the term of this Agreement, and appropriate state securities law filings will be made prior to the effective date of this Agreement and will continue to be made during the term of this Agreement as necessary to enable the Company to make a continuous public offering of its shares.

(5)
USBFS is entitled to rely on all records of the Company (including, without limitation, all shareholder and account records) provided to USBFS by the Company or by a prior transfer agent of the Company and, based upon information and belief, such records are accurate and complete.

B.	USBFS hereby represents and warrants to the Company, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(4)	It is a registered transfer agent under the Exchange Act.

7.	Standard of Care; Indemnification; Limitation of Liability

A.
USBFS shall exercise reasonable care in the performance of its duties under this Agreement.  USBFS shall not be liable for any loss suffered by the Company in connection with USBFS’ duties under this Agreement, including losses resulting from any error in judgment or mechanical breakdowns or the failure of communication or power supplies beyond USBFS’ control, except to the extent such loss arises out of or relates to USBFS’ refusal or failure to comply with the terms of this Agreement or applicable law, rule or regulation or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement.  Notwithstanding any other provision of this Agreement, to the extent USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Company shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that USBFS may sustain or incur or that may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Company, as approved by the Board of Directors of the Company (the “Board of Directors”), except to the extent such claims, demands, losses, expenses, and liabilities arise out of or relate to USBFS’ refusal or failure to comply with the terms of this Agreement or applicable law, rule or regulation or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement.  This indemnity shall be a continuing obligation of the Company, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “USBFS” shall include USBFS’ directors, officers and employees.

USBFS shall indemnify and hold the Company and the Advisor harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that the Company may sustain or incur or that may be asserted against the Company by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS’s refusal or failure to comply with the terms of this Agreement or applicable law, rule or regulation or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement.  This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “Company” and the “Advisor” shall include the Company’s and the Advisor’s directors, officers and employees.

Neither party to this Agreement shall be liable to the other party for (i) consequential, special or punitive damages under any provision of this Agreement; or (ii) any delay by reason of circumstances beyond its reasonable control, including acts of civil or military authority, national emergences, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its reasonable control of transportation or power supply.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues.  USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS.  USBFS agrees that it shall, at all times, have reasonable business continuity and disaster recovery contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment.  Representatives of the Company shall be entitled to inspect USBFS’s premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS.  Moreover, USBFS shall provide the Company, at such times as the Company may reasonably require, copies of reports rendered by independent accountants or others on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.

Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense and will reimburse Company or the Funds for any costs resulting from such errors.

B.
In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification.  The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification.  In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section.  The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.	The indemnity and defense provisions set forth in this Section 7 shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If USBFS is acting in another capacity for the Company pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.

8.	Data Necessary to Perform Services

The Company or its agent shall furnish to USBFS at its request the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

9.	Proprietary and Confidential Information

USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Company, all records and other information relative to the Company and prior, present, or potential shareholders of the Company (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Company.  Records and other information which have become known to the public through no wrongful act of USBFS or any of its employees, agents or representatives, and information that was already in the possession of USBFS prior to receipt thereof from the Company or its agent, shall not be subject to this paragraph.

Further, USBFS will adhere to the privacy policies adopted by the Company pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time.  In this regard, USBFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Company and its shareholders.  In addition, USBFS has implemented and will maintain an effective information security program reasonably designed to protect information relating to Shareholders (such information, “Personal Information”), which program includes sufficient administrative, technical and physical safeguards and written policies and procedures reasonably designed to (a) insure the security and confidentiality of such Personal Information; (b) protect against any anticipated threats or hazards to the security or integrity of such Personal Information, including identity theft; and (c) protect against unauthorized access to or use of such Personal Information that could result in substantial harm or inconvenience to the Company or any Shareholder (the “Information Security Program”).  The Information Security Program complies and shall comply with reasonable information security practices within the industry.  Upon written request from the Company, USBFS shall provide a written description of its Information Security Program. USBFS shall promptly notify the Company in writing of any breach of security, misuse or misappropriation of, or unauthorized access to, (in each case, whether actual or alleged) any information of the Company (any or all of the foregoing referred to individually and collectively for purposes of this provision as a “Security Breach”).  USBFS shall promptly investigate and remedy, and bear the cost of the measures (including notification to any affected parties), if any, to address any Security Breach. USBFS shall bear the cost of the Security Breach only if USBFS is determined to be responsible for such Security Breach.  In addition to, and without limiting the foregoing, USBFS will promptly cooperate with the Company or any of their affiliates' regulators at USBFS’s expense (only if USBFS is determined to be responsible for such Security Breach) to prevent, investigate, cease or mitigate any Security Breach, including but not limited to investigating, bringing claims or actions and giving information and testimony.  Notwithstanding any other provision in this Agreement, the obligations set forth in this paragraph shall survive termination of this Agreement.

10.	Records

USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Company, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder.  USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Company and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Company or its designee on and in accordance with its request.  However, USBFS may keep copies of records as necessary to comply with regulatory requirements.

11.	Compliance with Laws

The Company has and retains primary responsibility for all compliance matters relating to each Fund including, but not limited to, compliance with the 1940 Act, the Internal Revenue Code of 1986, the Sarbanes-Oxley Act of 2002, the USA PATRIOT Act and the policies and limitations of each Fund relating to its portfolio investments as set forth in its Prospectus and statement of additional information.  USBFS’s services hereunder shall not relieve the Company of its responsibilities for assuring such compliance or the Board of Directors’ oversight responsibility with respect thereto.

12.	Term of Agreement; Amendment

This Agreement shall become effective as of the date first written above and will continue in effect for a period of three (3) years.  Subsequent to the initial three-year term, this Agreement will remain in force, but may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.  Notwithstanding the foregoing, this Agreement may be terminated by the Company at any time upon giving 90 days prior written notice to USBFS, or by any party upon the breach of the other party of any material term of this Agreement (including without limitation the standard of care set forth in Section 7 hereof) if such breach is not cured within 15 days of notice of such breach to the breaching party.  This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS, the Advisor and the Company, and authorized or approved by the Board of Directors.

13.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBFS’ duties or responsibilities hereunder is designated by the Company by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Company, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Company (if such form differs from the form in which USBFS has maintained the same, the Company shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’ personnel in the establishment of books, records, and other data by such successor.  If no such successor is designated, then such books, records and other data shall be returned to the Company.

14.	Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Company without the written consent of USBFS, or by USBFS without the written consent of the Company, accompanied by the authorization or approval of the Company’s Board of Directors, and the Advisor.

15.         Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles.  To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Securities and Exchange Commission thereunder.

16.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

17.          Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

18.           Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

19.          Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC
615 East Michigan Street
Milwaukee, WI  53202
Attn:  President

and notice to the Company shall be sent to:

Baird Funds, Inc.
777 East Wisconsin Avenue
Milwaukee, Wisconsin  53202
Attn: General Counsel
Facsimile:  (414) 298-7800

20. Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

Signatures on the following page

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

BAIRD FUNDS, INC.	U.S. BANK NATIONAL ASSOCIATION

By: /s/ Mary Ellen Stanek	By: /s/ Anita M. Zagrodnik

Name: Mary Ellen Stanek	Name: Anita M. Zagrodnik

Title: President	Title: Senior VP 8/30/18

ROBERT W. BAIRD & CO. INCORPORATED

By: /s/ Peter J. Hammond

Name: Peter J. Hammond

Title: MD

Exhibit A
to the
Transfer Agent Servicing Agreement

Separate Series of Funds

Bond Funds

Name of Series	Date Added
Baird Intermediate Bond Fund	September 29, 2000
Baird Core Plus Bond Fund	September 29, 2000
Baird Aggregate Bond Fund	September 29, 2000
Baird Quality Intermediate Municipal Bond Fund	March 30, 2001
Baird Short-Term Bond Fund	August 31, 2004
Baird Ultra Short Bond Fund	December 31, 2013
Baird Short-Term Municipal Bond Fund	August 31, 2015
Baird Core Intermediate Muni Bond Fund	August 31, 2015

Equity Funds

Name of Series	Date Added
Baird MidCap Fund	December 29, 2000
Baird SmallCap Value Fund	May 1, 2012
Baird Small/Mid Cap Value Fund	November 30, 2015
Chautauqua Global Growth Fund	May 1, 2016
Chautauqua International Growth Fund	May 1, 2016

A-1

Exhibit B
to the
Transfer Agent Servicing Agreement

As Of Processing Policy

USBFS will reimburse each Fund for any Net Material Loss that may exist on the Fund’s books and for which USBFS is responsible, at the end of June and December of each calendar year.  “Net Material Loss” shall be defined as any remaining loss, after netting losses against any gains, which impacts a Fund Class’s net asset value per share by more than $0.005.  Gains and losses will be reflected on the Fund’s daily share sheet, and the Fund Class will be reimbursed for any net material loss on a semi-annual basis.  USBFS will reset gains and losses on the “as of” ledger every June and December so that any losses which do not exceed the materiality threshold of $0.005 per share will not be carried forward to the next succeeding semi-annual period.  USBFS will notify Baird on the daily share sheet of any losses for which the advisor or USBFS may be held accountable.

B-1

Exhibit C
to the Transfer Agent Servicing Agreement

Transfer Agent, Shareholder & Account Services Fee Schedule –
Effective January 1, 2018
Annual Service Charges to the Fund
▪ Annual Minimum Per CUSIP*                                            $___ /year
     *(Minimum fee discounted ___% in year 1, ___% in year 2 of fund’s operation)
▪ No-Load Fund Accounts                                                     $___ /open account
▪ Load Fund Accounts                                                            $___ /open account
▪ Daily Accrual Fund Accounts                                             $___ /open account
▪ NSCC Level 3 Accounts                                                        $___ /open account
▪ Closed Accounts                                                                    $___ /closed account

▪ Cost Basis Reporting                                                             $___ /direct open account

Activity Charges
▪ Telephone Calls                                                                    $___ /minute
▪ Voice Response Calls                                                          $___ /call
▪ AML New Account Service:                                              $___ annual base fee
                                                                                                      $___/new domestic account
                                                                                                      $___/new foreign account
                                                                                                      $___/new account verification

CUSIP Setup Charge
▪ $___ /CUSIP

Chief Compliance Officer Support Fee
▪ $___ per year per fund complex

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following and as mutually agreed upon at the time of the service being added, will be separately billed as incurred: Telephone toll-free lines, mailing, sorting and postage, stationery, envelopes, service/data conversion, AML verification services, special reports, record retention, lost shareholder search, disaster recovery charges, ACH fees, Fed wire charges, NSCC activity charges, DST charges, shareholder/dealer print out (daily confirms, investor statements, tax, check printing and writing and commissions), voice response (VRU) maintenance and development, data communication and implementation charges, specialized programming, omnibus conversions, travel, excess history, FATCA and other compliance mailings, electronic document archiving.

Additional Services
Additional services not included above shall be mutually agreed upon at the time of the service being added.  Digital Investor shareholder e-commerce, FAN Mail electronic data delivery, Vision intermediary e-commerce, client Web data access, recordkeeping application access, programming charges, outbound calling & marketing campaigns, training, cost basis reporting,  investor email services, dealer reclaim services, literature fulfillment, money market fund service organizations, charges paid by investors, physical certificate processing, CUSIP setup, CTI reporting, sales reporting & 22c-2 reporting (MARS), electronic statements (Informa), Fund Source, EConnect Delivery, Shareholder Call review analysis, statement support, Mutual Fund Profile II services, dealer/fund merger events, NAV reprocessing, voluntary state withholdings and additional services mutually agreed upon.

Fees are calculated pro rata and billed monthly.

The monthly fee for an open account shall be charged in the month during which an account is opened through the month in which such account is closed. The monthly fee for a closed account shall be charged in the month following the month during which such account is closed.

C-1

Transfer Agent & Shareholder Services Additional Services Fee Schedule

Vision Mutual Fund Gateway
Permits broker/dealers, financial planners, and RIAs to use a web-based system to perform order and account inquiry, execute trades, print applications, review prospectuses, and establish new accounts.

▪	Inquiry Only
−	Inquiry - $___ /event
−	Per broker ID - $___ /month per ID
▪	Transaction Processing (not being utilized)
− Implementation - $___ /management company
− Transaction – purchase, redeem, exchange, literature order - $___ /event
− New Account Setup – $___ /event
− Monthly Minimum Charge - $___ /month
▪	Electronic Statements*
-	Implementation- $___ per fund group
-	Load charges-$___ per image
-	Archive charge (for any image stored beyond 2 years)-$ ___ per document

*Vision ID and event charges also apply.

Literature Fulfillment Services
▪ Inbound Teleservicing Only
− Account Management, lead reporting and database administration - $___ /month
− Call Servicing - $___ /minute

Client Web Data Access
USBFS client on-line access to fund and investor data through USBFS technology applications and data delivery and security software.
▪ ReportSource – Report and Data File Storage & Retrieval
- Setup: Included in initial fund setup on Transfer Agent system
- $___ per user per month
Electronic Correspondence
Upon consent from shareholder caller, forms and fulfillment pieces can be sent via email through a secured service rather than mailed.
▪ $___ per Email

FAN Web
Shareholder internet access to account information and transaction capabilities through a hyperlink at the fund group web site.  Shareholders access account information, portfolio listing fund family, transaction history, purchase additional shares through ACH, etc.
▪ FAN Web Select (Fund Groups under 50,000 open accounts)
− Implementation - $___ per fund group – includes up to 10 hours of technical/BSA support
− Annual Base Fee - $___ per year
▪ Customization - $___ per hour – (subject to change at prevailing rates of vendor)
▪ Activity (Session) Fees:
− Inquiry - $___ per event
− Account Maintenance - $___ per event
− Transaction – financial transactions, reorder statements, etc. - $___ per event (not being utilized)
− New Account Setup - $___ per event (Not available with FAN Web Select) (not being utilized)
▪ Strong Authentication:
− $___ per month per active FAN Web ID (Any ID that has had activity within the 180-day period prior to the billing cycle)

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Recordkeeping Application Access

▪	Same Day Cash Management (SDCM) – Fund level transaction and cash reporting
-	$___ implementation fee (waived)
-	$___ per ID per month (waived for up to 6 IDs; access will be removed if not used for at least 90 days)

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